DRAGON ENERGY CORPORATION
650 POYDRAS STREET, SUITE 2828
NEW ORLEANS, LOUISIANA 70130-6155

FAX	TELEPHONE
(504) 586-0017	(504) 586-1717

August 23, 2004

Argyle Energy, Inc.
10777 Westheimer, Suite 170
Houston, Texas 77042

Attention: Mr. Harry J. Peters

Re:	FARMOUT AGREEMENT
Barnett Crossroads Prospect (Prospect No. 20)
Escambia County
                                                        A L A B A M A

Gentlemen:

When accepted by you in the manner provided hereinafter, this letter shall constitute a contract and agreement ("Agreement") between DRAGON ENERGY CORPORATION ("Dragon") and ARGYLE ENERGY, INC. ("Argyle"), concerning those certain Oil, Gas and Mineral Leases (the "Leases") described more particularly in the list of leases and lands attached hereto as Exhibit "I." Argyle has expressed a desire to acquire an interest in the Leases by drilling a test well in search of oil and/or gas on the Leases, and this letter will evidence the agreement between Dragon and Argyle with respect thereto.

For and in consideration of the covenants, obligations, and undertakings set forth herein, Dragon and Argyle hereby agree as follows:

1.

CASH CONSIDERATION

Concurrently, with the execution of this Agreement by Dragon and Argyle, Argyle has paid to Dragon the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) in cash (the "Cash Consideration"). Argyle shall not have accepted this Agreement, and this Agreement shall not be in force and effect as between Dragon and Argyle, until Argyle has delivered to Dragon the full amount of the Cash Consideration.

2.

TITLE INFORMATION AND TITLE OPINIONS

Dragon makes no representation or warranty, either expressed or implied, concerning its title to the Leases. Upon the request of Argyle, Dragon shall furnish to Argyle copies of the Leases and all title data and title opinions relating to the Leases in the possession of Dragon as of the effective date of this Agreement. Thereafter, Argyle shall obtain such additional title data and title opinions as it deems necessary in connection with the drilling of the Test Well. Argyle shall bear and pay one hundred percent (100%) of the total costs and expenses of such additional title data and drillsite title opinions.

Argyle Energy, Inc.
Attention: Mr. Harry J. Peters
August 23, 2004

3.

TEST WELL

3.1.     On or before September 30, 2005, and subject to the availability of a drilling rig, tubular goods, and other equipment and services required for the drilling and completion of the Test Well, Argyle agrees to commence, or to cause to be commenced, the actual drilling of a well in search of oil or gas at a mutually acceptable legal location in Section 19, Township 3 North, Range 8 East, Escambia County, Alabama (the "Test Well"). Argyle shall cause such drilling operations to be prosecuted with diligence and in a workmanlike manner consistent with the practices of a prudent operator until the Test Well shall have been drilled to a depth of (a) 14,850 feet TVD below the surface of the earth, or (b) a depth sufficient to test adequately and conclusively the stratigraphic equivalent of the Smackover Formation as seen in the interval between 13,684 feet and 14,016 feet in the Dragon Energy Corporation-ATIC 23-4 #1 well located in Section 23, Township 3 North, Range 8 East, Escambia County, Alabama, whichever is the shallower depth (the "Objective Depth"), or to such other depth as the parties hereto may agree, as provided hereinafter.

3.2.     Argyle agrees to pay and bear one hundred percent (100%) of the total cost, risk, liability, and expense incurred in connection with the drilling of the Test Well to its Objective Depth and all logging, coring, and testing of the Test Well provided or permitted under this Agreement prior to a decision concerning a completion attempt therein. For purposes of this Agreement, the point in time when the Test Well has been drilled to its Objective Depth and all such logging, coring and testing of the Test Well prior to a decision concerning a completion attempt therein has been completed shall be referred to hereinafter as "Casing Point."

3.3.     During the course of drilling the Test Well to Casing Point, Argyle shall perform, or cause to be performed, the following services with respect to the Test Well:

(a)
Argyle shall cause a survey of the location of the Test Well to be made, cause such location to be staked, and secure drilling permits for the Test Well. As soon as is practicable after the execution of this Agreement, Argyle shall furnish to Dragon a survey plat showing the staked location of the Test Well.

(b)	Argyle shall prepare, or cause to be prepared, the Test Well location and the access thereto, and shall settle or pay surface damages, if any, occasioned by these operations.

(c)
Argyle shall furnish, or cause to be furnished, an appropriate drilling rig, equipment, labor, mud and chemicals, surface casing, protection casing if necessary, cement, water, and fuel; shall move the drilling rig on and off location; and shall perform such other services as may be required to drill the Test Well to its Objective Depth.

(d)	Argyle shall furnish such on-site geological and engineering supervision, as is necessary or appropriate.

(e)
Argyle shall, on a daily basis, maintain an estimate of the total expenses incurred to date for the drilling of the Test Well and shall include such information, along with the daily progress of the drilling of the Test Well, in the daily drilling reports to Dragon provided for in Section 3.3. (g) (i).

(f)
During the drilling of the Test Well, Argyle shall conduct such coring and testing as would a reasonably prudent operator. Upon reaching the Objective Depth, Argyle shall run, from the base of the surface casing of the Test Well to its Objective Depth, such electrical induction logs, neutron density logs, or other logs as may be necessary to properly test the Objective Depth for the presence of oil and/or gas in commercial quantities.

Argyle Energy, Inc.
Attention: Mr. Harry J. Peters
August 23, 2004

(g)
Argyle agrees that Dragon and its representatives shall, at all times, have access at their own risk to the derrick floor of the Test Well to witness all operations thereon and to inspect the logs and other records kept with respect to the Test Well. Argyle shall provide Dragon with at least twenty-four (24) hours written notice concerning the anticipated time that any logging, coring, testing, completion, or plugging operations will take place on the Test Well to allow Dragon, or its representatives, sufficient time to be present at the well site to witness the same. Further, Argyle agrees to furnish to Dragon copies of each of the following:

(i)	daily drilling reports;
(ii)	core analyses;
(iii)	mud logs;
(iv)	electrical induction logs and surveys and neutron density logs;
(v)	velocity surveys;
(vi)	well test and completion reports; and
(vii)	all reports made to any state or federal agency.

3.4.     When the Test Well has been drilled to its Objective Depth and the logging, coring, and testing provided in Section 3.3.(f) have been completed, Argyle or Dragon shall have the right to have additional logs, cores, or other tests made or run in the Test Well to aid in a decision whether to attempt a completion therein; provided, however, that Argyle shall have the right to veto any such proposed additional logs, cores, or other tests if Argyle, in its sole judgment, determines that such proposed logs, cores, or other tests would unduly jeopardize the Test Well or the geological formation into which it has been drilled. Any such additional logging, coring and testing shall be proposed in the manner provided in Article VI.B.1 of the Operating Agreement referred to hereinafter. If Argyle approves any such proposal for additional logging, coring and testing, Argyle shall be liable for 100% of the cost related thereto. In the event that Argyle does not elect to conduct such additional testing and Dragon elects to conduct such testing, Dragon shall be liable for all costs incurred and all damage to the well bore during such testing.

3.5.  (a) In the event that Argyle is unable to reach the Objective Depth in the Test Well, or having reached such Objective Depth, is unable to complete the Test Well because of subsurface conditions or formations, including without limitation heaving shale, domal formations, and excessively high pressure water sands or cavities, that would render further drilling operations by a prudent operator impracticable, or because of mechanical conditions in the Test Well beyond Argyle's control, Argyle shall plug and abandon the Test Well and restore the drillsite premises thereof pursuant to the provisions of Section 3.6.

 (b) Thereafter, Argyle shall determine, it its sole discretion, whether to commence or to cause to be commenced, within sixty (60) days after the date that plugging operations on the Test Well are completed, the actual drilling of a substitute well for oil and/or gas (the "Substitute Test Well") at a mutually acceptable location on the Leases. The Substitute Test Well shall be drilled under the same terms and conditions as the Test Well. If the Substitute Test Well is commenced in a timely manner and completed as a producer of oil and/or gas in commercial quantities, the Substitute Test Well shall take the place of the Test Well for purposes of this Agreement, and as used herein, the term "Test Well" shall include the Substitute Test Well.

Argyle Energy, Inc.
Attention: Mr. Harry J. Peters
August 23, 2004

3.6. (a) In the event that Argyle commences the actual drilling of the Test Well as provided in this Article 3, and reaches the Objective Depth of the Test Well but both Argyle and Dragon elect not to attempt to complete the Test Well, Argyle shall plug and abandon the Test Well and shall restore the drillsite premises pursuant to the requirements of the Leases and applicable laws and regulations, unless operations are conducted pursuant to Section 3.7, and Argyle shall bear one hundred percent (100%) of the total costs, risks, liabilities, and expenses of such plugging, abandonment, and surface restoration operations.

(b) In the event that Argyle commences the actual drilling of the Test Well as provided in this Article 3, and reaches the Objective Depth of the Test Well and both Argyle and Dragon participate in the unsuccessful attempt to complete the Test Well, Argyle and Dragon shall plug and abandon the Test Well and shall restore the drillsite premises pursuant to the requirements of the Leases and applicable laws and regulations, unless operations are conducted pursuant to Section 3.7, and the costs, risks, liabilities, and expenses of such plugging, abandonment, and surface restoration operations shall be borne by the parties in their respective after casing point working interests, (the "ACP Interest"). The ACP Interests of Argyle and Dragon are seventy-five percent (75%) and twenty five percent (25%) respectively.

(c) In the event that Argyle commences the actual drilling of the Test Well as provided in this Article 3, and reaches the Objective Depth of the Test Well and either Argyle or Dragon elects not to participate in a proposed completion attempt in the Test Well, the completion attempt will be subject to the provisions of Section 4.3, and if unsuccessful, the Consenting Party shall plug and abandon the Test Well and shall restore the drillsite premises pursuant to the requirements of the Leases and applicable laws and regulations, unless subsequent operations are conducted, and the Consenting Party shall bear (100%) of the total costs, risks, liabilities, and expenses of such plugging, abandonment, and surface restoration operations.

3.7. (a) After the Test Well has been drilled to Casing Point and Argyle and Dragon have elected not to attempt to complete the Test Well as a well capable of producing oil and/or gas in commercial quantities, Argyle or Dragon may propose deepening, sidetracking, or any other operations in the Test Well prior to the plugging and abandonment thereof. Any such additional logging, coring and testing shall be proposed in the manner provided in Article VI.B. I of the Operating Agreement referred to hereinafter.

(b) If Argyle and Dragon elect to participate in the operation proposed under Section 3.7.(a), the cost, risk, liability, and expense incurred in connection therewith shall be borne by the parties in their respective ACP Interest.

(c) In the event that either Argyle or Dragon elects not to participate in the relevant Section 3.7.(a) operation (the "Non-Consenting Party"), and the proposing party (the "Consenting Party") thereafter elects not to proceed therewith, Argyle shall plug and abandon the Test Well and restore the drillsite premises thereof pursuant to the provisions of Section 3.6. In the event that either Argyle or Dragon elects not to participate in the relevant Section 3.7.(a) operation, and such operation is pursued by the Consenting Party, the Non-Consenting Party shall surrender and relinquish to the Consenting Party, all of the right, title, and interest of the Non-,Consenting Party in and to the Test Well and the Leases; and the Consenting Party shall bear the full cost, risk, liability, and expense incurred in connection with the relevant operation. Such surrender of the interest of the Non-Consenting Party in the Leases shall not create an obligation on the part of the Consenting Party to reimburse the Non-Consenting Party for sums previously paid by the Non-Consenting Party under the terms of this Agreement. The Non- Consenting Party shall execute any assignments or other documents in favor of the Consenting Party necessary to divest the Non-Consenting Party of such rights and interests.

Argyle Energy, Inc.
Attention: Mr. Harry J. Peters
August 23, 2004

3.8.     Subject to the provisions of Section 11.1., Argyle may, at its option, subcontract the performance of all or any part of its responsibilities and obligations hereunder; provided, however, that no such subcontract shall be regarded as an assignment of Argyle's responsibilities or obligations hereunder or as having the effect of relieving Argyle of its contractual responsibilities and obligations hereunder.

3.9.     Argyle shall, during all operations conducted by it pursuant to this Agreement in connection with the exploration for, or production of, oil and/or gas on the Leases, I comply with any and all applicable laws, rules, and regulations of any governmental authority having jurisdiction over such operations, and with all of the terms, covenants, arid conditions either expressed or implied, set forth in the Leases, this Agreement, and the Operating Agreement referred to hereinafter.

4.

COMPLETION ATTEMPT ON THE TEST WELL

4.1.     The decision whether to attempt to complete the Test Well as a well capable of producing oil and/or gas in commercial quantities shall be governed by the relevant provisions of the Operating Agreement referred to hereinafter, and all operations in connection with any such completion attempt shall be governed by the terms of such Operating Agreement, except to the extent that they conflict with the terms hereof.

4.2.     Subject to the right to elect not to participate in a completion attempt in the Test Well, as provided in Section 4.3, Argyle and Dragon agree to bear seventy-five percent (75%) and twenty five percent (25%) respectively, of the cost, risk, liability, and expense incurred in connection with any completion attempt on the Test Well, including without limitation all expenses incurred in equipping the Test Well for production. For purposes of this agreement, Dragon and Argyle agree that all costs and expenses of labor, services, materials, and equipment used and incurred in a completion attempt in the Test Well that are not included in the cost of drilling the Test Well to Casing Point or conducting any operations therein pursuant to Section 3.7 shall be deemed to be costs of completion and equipping for production, including, without limitation, (a) costs of casing and associated equipment, (b) cement and cementing service, (c) tubing, (d) packers, (e) Christmas tree, (f) perforation, (g) formation treatment and stimulation, (h) rig time, (i) engineering supervision, (j) surface handling facilities, and (k) administrative overhead as provided in Exhibit "C" to the Operating Agreement referred to hereinafter.

4.3.     In the event that either Argyle or Dragon elects not to participate in a proposed completion attempt in the Test Well, and such completion attempt is pursued by the Consenting Party, the Non-Consenting Party shall surrender and relinquish to the Consenting Party, all of the right, title, and interest of the Non-Consenting Party in and to the Test Well and the Leases; and the Consenting Party shall be the operator for such completion attempt and all subsequent operations on the Leases and shall bear the full cost, risk, liability, and expense incurred in connection with such completion attempt. Such surrender of interests of the Non- Consenting Party in the Leases shall not create an obligation on the part of the Consenting Party to reimburse the Non-Consenting Party for sums previously paid by the Non-Consenting Party under the terms of this agreement. The Non-Consenting Party shall execute any assignments or other documents in favor of the Consenting Party necessary to divest the Non-Consenting Party of such rights and interests.

Argyle Energy, Inc.
Attention: Mr. Harry J. Peters
August 23, 2004

5.

ASSIGNMENTS OF INTEREST

5.1.     When the Test Well has been drilled to Casing Point and the logging, coring, and testing provided in Section 3.3.(f) have been completed, and Argyle has complied with all of the terms and provisions of this Agreement, Dragon shall assign to Argyle, by recordable instrument of conveyance in form and substance identical to the form of Assignment of Oil and Gas Leases attached hereto as Exhibit "II" (the "Lease Assignment"), an undivided seventy-five percent (75%) interest in and to (a) the Leases, (b) the Test Well and all oil, gas and related hydrocarbons produced, saved, and marketed there from, (c) all other personal property and equipment located on the Leases, and (d) all appurtenances thereto. For purposes of this Agreement, the referenced percentage shall sometimes be referred to herein as Argyle's "Lease Ownership Percentage."

5.2.     The specific provisions governing the assignment of interest in the Leases from Dragon to Argyle described in Section 5.1, are set forth in the Lease Assignment, the terms and provisions of which are incorporated into this Agreement for all purposes. In the event of a conflict between the provisions of the Lease Assignment and the provisions of this Agreement, the provisions of this Agreement shall govern and control.

5.3.     Prior to Argyle earning an assignment of its interest in the Leases as provided in Section 5.1 above, Dragon shall maintain all of the Leases through delay rental payments as may be required. During the time Dragon is maintaining said Leases, Dragon shall, as necessary, present Argyle with an invoice no more than sixty (60) days prior to a delay rental payment being due, and Argyle shall have fifteen (15) days from the date an invoice is received within which to pay such invoice. Should Argyle fail to timely pay an invoice as provided herein, Argyle shall forever forfeit all of its rights hereunder, and neither party to this Agreement shall have any recourse against the other, and this Agreement shall terminate. Should Argyle timely pay such invoice, all of Argyle's rights hereunder shall be maintained. Subsequent to Argyle earning an assignment of its rights hereunder, and after receiving an Assignment of its interest from Dragon, all delay rental and other lease maintenance payments shall be made by Argyle pursuant to the terms of the Joint Operating Agreement attached hereto as Exhibit IV.

6.

OPERATING AGREEMENT

6.1.     Concurrently with the execution of this Agreement, Dragon and Argyle have executed an Operating Agreement identical in form and substance to the form of Operating Agreement attached hereto and made a part hereof as Exhibit "IV" (the "Operating Agreement") that names Argyle as "Operator" and Dragon as "Non-Operator."

6.2.     All operations in connection with the Test Well shall be governed by the applicable provisions of the Operating Agreement, to the extent that such provisions are not inconsistent with the provisions of this Agreement. All operations in connection with any subsequent well located on the Leases, including the decision to drill or not to drill, shall be governed by the applicable provisions of the Operating Agreement, to the extent that such provisions are not inconsistent with the provisions of this Agreement.

Argyle Energy, Inc.
Attention: Mr. Harry J. Peters
August 23, 2004

7.

RELATIONSHIP OF PARTIES - TAXATION

7.1.     It is not the purpose of this Agreement to create, and this Agreement shall not be construed as creating, a joint venture, partnership, or other relation whereby any party to this Agreement shall be liable for the acts, either of omission or commission, of any other party hereto. Furthermore, the respective rights and obligations of the parties hereto shall, in all respects, be several and not joint, and shall be governed by the express provisions hereof.

7.2.     Dragon and Argyle agree that the provisions of the Operating Agreement shall govern their relationship, for U.S. federal and state income taxation purposes.

8.

AREA OF MUTUAL INTEREST

8.1.     An area of mutual interest that covers all of lands within the area outlined on the plat attached hereto as Exhibit "III," the "AMI" is hereby established by the parties hereto.

8.2.     Should any party hereto acquire, either directly or indirectly, a leasehold, farmout or similar interest, within the AMI, while this Agreement or the Operating Agreement are in effect, the acquiring party shall give notice of such acquisition to the non-acquiring party, advise them of the terms and conditions of said acquisition and furnish copies of all pertinent information. Any non-acquiring party shall have a period of ten (10) days (or twenty four (24) hours, exclusive of Saturdays, Sundays and Holidays), in case a well is being drilled within the AMI, in which to elect to share in such acquisition to the extent of their ACP Interest. If the non- acquiring party elects to participate in such acquisition, it shall pay its ACP Interest of the acquisition costs for such acquired interest within fifteen (15) days of its election to participate. Failure of the non-acquiring party to pay its share of acquisition costs within the fifteen (15) day period shall, at the acquiring party's election, be deemed an election not to participate.

9.

INDEMNITY and INSURANCE

9.1.     Argyle agrees to assume responsibility for and indemnify, hold harmless, release and defend Dragon, its successors and assigns, from and against any liability to the extent such liability arose from or is based upon events, actions, conditions, circumstances or omissions incurred or created by Argyle in connection with the drilling of any well (s) as provided for hereunder, and, for all subsequent operations by Argyle that relate in any way to or are incurred in connection with Argyle's operations conducted hereunder and from and against any obligations, losses, damages, claims, demands, suits, costs, expenses, penalties, fines, liens and liabilities whatsoever (including reasonable attorney's fees and expenses), accruing or relating to the owning, developing, exploring, operating and maintaining the Leases insofar arid only insofar as such ownership, development, exploration, operations, and maintenance pertain to the Leases. No claims for consequential, punitive, exemplary or other similar types of damages or loss of business opportunity may be asserted by any party hereto. For liabilities that arise from operations after Dragon has elected to participate in the completion or subsequent operations for the Test Well, this indemnity provision shall be superceded by the terms of the Operating Agreement.

Argyle Energy, Inc.
Attention: Mr. Harry J. Peters
August 23, 2004

9.2.     Argyle shall, before work is commenced hereunder and at all times during the term of this Agreement, maintain or cause to be maintained insurance at its own expense with reliable insurance companies authorized to do business in the state or states in which the work is to be performed hereunder. The policies shall provide the minimum insurance coverage for the benefit of Dragon as required in Exhibit "D" to the Operating Agreement. Argyle shall, before work is commenced hereunder, submit to Dragon, certificates of insurance evidencing that satisfactory coverage of the types and limits set forth in Exhibit "D" to the Operating Agreement is in effect. Policies providing for such coverage shall contain provisions that no cancellation or material changes in the policies shall become effective except upon thirty (30) days advance written notice thereof to Dragon, that Dragon is named as an additional insured, that rights of subrogation against Dragon have been waived, and the certificates of insurance furnished to Dragon shall evidence these provisions.

10.

NOTICES

10.1.     All notices, consents, approvals, requests, demands, and other communications required or permitted to be given hereunder or in connection with the transactions contemplated hereby shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to each party at the addresses listed below in accordance with the notice provisions of the Operating Agreement:

If to Dragon:

Dragon Energy Corporation
650 Poydras Street, Suite 2828
New Orleans, Louisiana 70130-6155
Attention:	Mr. McLain J. Forman
Email:	dragonenergy@belLsouth.net
Office Telephone:	(504) 586-1717
Office Fax:	(504) 586-0017

If to Argyle:

Argyle Energy, Inc.
10777 Westheimer, Suite 170
Houston, Texas 77042
Attention:	Mr. Harry J. Peters
Email:	hjp@br-energy.com
Office Telephone:	(832) 358-3900
Office Fax:	(832) 358-3903

10.2.     Dragon and Argyle may change the address to which such communications are to be directed by giving written notice to the other party in the manner provided in Section 8.1.

Argyle Energy, Inc.
Attention: Mr. Harry J. Peters
August 23, 2004

11.

GENERAL PROVISIONS

11.1.     Any assignment of interest by Argyle shall expressly be made subject to all of the terms, covenants, provisions, and conditions of this Agreement and the Operating Agreement and shall provide that the assignee identified therein agrees to ratify this Agreement at Dragon's request. No such assignment shall be binding upon Dragon until thirty (30) days after Argyle shall have furnished to Dragon a certified copy of the recorded instrument or instruments evidencing the same. An assignment by Argyle of all of its interest in the Leases will only relieve Argyle of liabilities and obligations arising hereunder from and after the date that said assignment is fully executed by all parties.

11.2.     After the effective date of this Agreement and prior to Argyle's being entitled to receive the Assignment of Leases provided for in Section 5.1., Argyle shall be liable for one hundred percent (100%) of all costs in connection with extensions or renewals of the Leases, delay rentals, shut-in well payments, minimum royalties, and other similar payments. After Argyle has become entitled to receive the assignment provided for in Section 5.1., Argyle and Dragon shall be liable for their Lease Ownership Percentage of such extensions or renewals of the Leases, delay rentals, shut-in well payments, minimum royalties, and other similar payments.

11.3.     If the Test Well is not commenced by the commencement date specified in Article 3, or if the Test Well (or Substitute Test Well) is not drilled to Casing Point, this Agreement shall terminate and all parties shall thereupon be relieved of any further obligation hereunder, and no interest in the Leases or other rights will have been earned by Argyle, and Dragon shall have no recourse of any kind whatsoever against Argyle. If a Test Well is not commenced, but all other obligations are fulfilled, this agreement shall terminate and Argyle shall be relieved of all other obligations and no refund of the Cash Consideration shall be due to Argyle.

11.4.     The parties hereto agree to execute such additional instruments, agreements, or documents as may be necessary to effectuate the intentions of this Agreement.

11.5.     Article and section numbers used in this Agreement refer to articles and sections of this Agreement unless otherwise specifically described, '1'he section headings contained herein are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

11.6.     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Louisiana and, subject to the provisions of Section 11.1., shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.7.     This Agreement constitutes the entire agreement between the parties and supersedes any and all other written or oral agreements or understandings between the parties concerning the subject matter hereof. No modification or amendment of the terms and provisions of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

11.8.     This Agreement may be executed in multiple counterparts, each of which shall constitute an original hereof for all purposes, and all of which, when taken together, shall constitute one and the same instrument.

Argyle Energy, Inc.
Attention: Mr. Harry J. Peters
August 23, 2004

11.9.     This Agreement shall be effective as of August 1, 2004, notwithstanding the date set out on the first page hereof and shall remain in effect so long as any of the Leases subject to this agreement remain or are continued in force, whether by production, extension, renewal, or otherwise, unless this Agreement is sooner terminated by the terms hereof.

If the foregoing reflects your understanding of our agreement in connection with the subject matter hereof, please execute two (2) counterparts of this Agreement in the space provided below and return one such executed counterpart to Dragon at the address indicated in Section 8.1., the remaining counterpart should be retained for your files.

Very truly yours,

DRAGON ENERGY CORPORATION

By:	/s/ McLain J. Forman
McLAIN J. FORMAN
PRESIDENT

MJF:rs
Attachment

AGREED TO AND ACCEPTED
this 30th day of November, 2004.

ARGYLE ENERGY, INC.

BY:	/s/ Harry J. Peters
HARRY J. PETERS
SENIOR VICE-PRESIDENT